Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO

First Quarter 2021 Earnings Teleconference

April 27, 2021, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

Today, Edison International reported core earnings per share of $0.79 compared to $0.63 a year ago. However, this year-over-year comparison is not particularly meaningful because SCE has not received a decision in its 2021 General Rate Case. SCE recognized revenue from CPUC activities for both the first quarter 2020 and 2021 largely based on 2020 authorized base revenue requirements. Maria will discuss our financial performance in her remarks.

Investors have been asking about how we view Edison’s risk profile given news reports that California is headed into another peak wildfire season with above-average risk. As I have shared before, 2019 and 2020 were also above-average-risk years, with 2020 setting records for acres burned. However, and this is a really important “however,” the state has successfully avoided the scale of catastrophic damage seen in 2017 and 2018. I would like to highlight three key factors that have significantly improved our risk profile: state investments to improve firefighting, CPUC progress on AB 1054 implementation, and SCE’s own wildfire mitigation work.

First, the state has increased investments in firefighting capabilities over the last several years. Incorporating the Governor’s 2021–2022 proposed budget, which continues this trend, this would represent a 45% increase in CAL FIRE’s budget since 2016, a 30% increase in firefighters at the peak of the season since 2019, and significant increases in equipment and modeling to enhance the state’s wildfire suppression capabilities. For example, the state is expected to have seven large air tankers operating this fire season and another five in 2022. These enhanced suppression resources will help the state move more quickly to combat wildfires before they become catastrophic. The proposed budget also adds a focus on wildfire prevention, and the Governor and the Legislature have already taken early action. Earlier this month, they approved $536 million to accelerate land and forest management projects laid out in the Wildfire and Forest Resilience Action Plan, and an additional $80 million for roughly 1,400 new CAL FIRE firefighters for the 2021 fire season. We have also seen significant staff and resource additions in our local fire departments to aid response times and firefighting capacity.

The second risk improvement factor is that the CPUC has made steady and timely progress over the past nearly two years enacting AB 1054’s provisions as designed. For instance, shortly after the Legislature passed AB 1054, the CPUC opened a proceeding on an emergency basis to establish the non-bypassable charge that funds about half of the Wildfire Insurance Fund. Another indicator is that the Commission has approved each of SCE’s annual safety certifications in a timely manner. This certification is a key step in implementing the prudency standard that AB 1054 codified, where a utility’s conduct is deemed reasonable if it has a valid safety certification, unless serious doubt is created. This standard will go beyond the life of the Wildfire Insurance Fund. The Commission established its Wildfire Safety Division, providing additional wildfire safety oversight and direction. Lastly, the CPUC has completed numerous wildfire-related decisions on a timely pace despite the COVID-19 pandemic. The Commission has also been proactive in engaging with the IOUs on Public Safety Power Shutoff, or PSPS, execution, at the same time acknowledging that it is within the utilities’ discretion to use this crucial tool to protect the public’s safety. Taken together, these are all signs that AB 1054’s intent is being implemented steadily as designed.

The third risk improvement factor is SCE’s own work to reduce wildfire risk. Fire mitigation has been an integral part of SCE’s operational practices for years and the utility has had several programs in place to manage and reduce wildfire risk. As climate change intensified wildfire risk, the utility stepped up its comprehensive wildfire mitigation strategy and has made substantial progress, particularly through its WMP. In 2021, SCE continues to invest in its infrastructure and new technologies to mitigate the risk of fires from electric infrastructure, increase accuracy in fire weather forecasting, enhance its operational practices, and improve its PSPS program. SCE has assembled a dedicated PSPS Readiness team to address the feedback from customers, public safety partners, elected officials, and regulatory agencies. The utility is accelerating the pace of covered conductor deployment and expects to install at least 1,000 additional circuit miles by year-end. At this pace, SCE will have hardened over 2,500 miles—or over 25%—of all its overhead distribution infrastructure in high fire risk areas, substantially reducing the risk of wildfires associated with utility equipment.

This combination of investment and actions by the State of California, the CPUC, and SCE gives us increasing confidence in Edison International’s improved risk profile with respect to wildfires. Slides 2 and 3 in our deck provide additional information on SCE’s year-to-date wildfire mitigation activities and the State’s actions over the last few years. This work is also a building block for longer term reliability and resiliency, which will be essential as electrification increases dramatically across the economy for decarbonization.

Speaking of decarbonization, we agree with the goals of President Biden’s $2.25 trillion infrastructure proposal: to address climate change, create well-paying jobs, improve air quality—particularly in our most vulnerable communities—and increase our global competitiveness. That future requires substantial deployment of EVs, electrification of buildings, and new investments in electric infrastructure to ensure clean, reliable, and resilient electric service for this greater demand.

We look forward to working with the Administration and leaders in Congress to develop and implement the complementary policies that will effectively meet the Nationally Determined Contribution, or NDC, target of 50–52% greenhouse gas reductions across the economy. This is in close alignment with what SCE outlined in its Pathway 2045 white paper, and Edison had already stated its support for this economywide target prior to the NDC’s release. As highlighted in Pathway 2045, the least expensive way to achieve economywide decarbonization is through an equitable clean energy future with increasing amounts of carbon-free generation powering the further electrification of the economy. The average customer will also benefit from a decline in total energy costs of one third thanks to the greater efficiency of electric technologies. Slides 4, 5, and 6 in our earnings deck provide you with additional information on our views in these areas.

SCE has a long track record in maintaining affordability, but in the near-term customers will see increases in their bills as SCE invests in grid hardening and makes the investments needed to support clean energy goals and the long-term affordability they will yield. For over a decade, SCE has proactively pursued cost reduction efforts, as well as improvements in areas like reliability, through its operational excellence efforts. We expect to do more. Embedding more digital tools deep in our operations—areas like inspections and vegetation management—will enable efficiencies in how we work and better harness data to improve asset management and performance, and reduce risk. Building a more robust capability in lean process management will help us drive these efficiencies and create a stronger basis to use automation and other technology to streamline our operations. Fundamentally, delivering value to our customers starts with being an excellent operator, through the safe delivery of reliable and affordable electricity.

Let me close my comments by acknowledging yesterday’s news that our colleague and friend Carla Peterman, SCE’s SVP of Strategy & Regulatory Affairs, will be leaving us on May 7 for a new role as PG&E’s Executive VP of Corporate Affairs. We are very sad to lose her after a great year-and-a-half together, but wish her well as she takes on the important and very challenging task of helping Patti Poppe and her new leadership team turn around PG&E’s operations and relationships with their stakeholders and communities. California needs all of its utilities to be healthy and strong, so I am glad our state will continue to benefit from Carla’s talent.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

My comments today will cover first quarter 2021 results, our capital expenditure and rate base forecasts, key regulatory filings, and updates on other financial topics.

Edison International reported core earnings of $0.79 per share for the first quarter 2021, an increase of 16 cents per share from the same period last year. As Pedro noted earlier, this year-over-year comparison is not particularly meaningful because SCE has not received a decision in its 2021 General Rate Case.

On page 7, you can see SCE’s key first quarter EPS drivers on the right-hand side. I would like to highlight a handful of items that accounted for much of the variance.

To begin, revenue was higher by 5 cents per share. FERC-related revenue contributed 3 cents to this variance, primarily due to higher rate base. CPUC-related revenue contributed 2 cents to this variance, however this was offset by balancing account expenses with no effect on earnings.

O&M had a positive variance of 20 cents, largely due to lower wildfire mitigation-related O&M and lower employee benefits expenses. Wildfire mitigation expenses were lower in the first quarter primarily because fewer remediations were identified through the inspection process. There was also a negative variance of 8 cents from an increase in depreciation due to a higher asset base.

Lower net financing costs had a positive variance of 8 cents due to several items, including lower interest rates on balancing accounts and lower preferred dividends due to the redemption of preferred stock at SCE last year.

Finally, SCE’s EPS in the quarter was 4 cents lower because of dilution from the increase in shares outstanding primarily associated with the equity offering in May 2020.

I would now like to comment on SCE’s capital expenditure and rate base growth forecasts, which are shown on Page 8. Our capital and rate base forecasts are unchanged from the last quarter pending a final decision in SCE’s 2021 GRC track 1. SCE is executing against a capital plan that targets key programs while maintaining flexibility in later years to adapt to what is ultimately authorized in the GRC decision. The rate base forecast does not include certain projects and programs that are not yet approved. This includes the Customer Service Re-Platform project, or CSRP, which went operational earlier this month. SCE expects to file an application for cost recovery for CSRP later this year and, if approved, this could add approximately $500 million to rate base by 2023. It also does not reflect capital spending on fire restoration related to wildfires affecting SCE’s facilities and equipment in late 2020. SCE is evaluating the costs to determine how much may be incremental to the current rate base forecast.

Please turn to page 9. On the regulatory front, we remain hopeful that SCE will receive a proposed decision on track 1 of its 2021 GRC this quarter. As a reminder, the CPUC can vote out a final decision no sooner than 30 days after it issues a proposed decision. Consistent with our prior practice, we will issue earnings guidance after we receive a final decision on the GRC. Additionally, SCE filed its testimony in track 3 of the 2021 GRC in the first quarter. In track 3, SCE is requesting recovery of $497 million in revenue requirement, and that the CPUC find reasonable $679 million of incremental wildfire mitigation capital expenditures. This filing is another step towards recovery of wildfire mitigation costs we have already incurred.

Page 10 provides a summary of the approved and pending cost recovery applications for incremental wildfire-related costs, including track 3, which I just mentioned. As you can see on page 11, in the coming months, SCE will request a financing order that would allow it to securitize the costs authorized in GRC track 2, residential uncollectibles for 2020, and additional AB 1054 capital authorized in GRC track 1. We expect SCE’s total request to be approximately $1 billion, composed of $500 million of AB 1054-related capital, $400 million of wildfire mitigation-related O&M, and $100 million of incremental residential uncollectible expenses associated with the economic effects of the COVID-19 pandemic.

Related to the 2017 and 2018 Wildfire and Mudslide events, SCE continues to make solid progress settling the remaining individual plaintiff claims. As shown on page 12, during the first quarter, SCE resolved approximately $200 million of individual plaintiff claims. In total, that brings resolved claims to approximately $4.2 billion, representing more than two-thirds of the best estimate of total losses, which remains unchanged.

I would now like to provide an update on the EIX financing plan and the issuance of securities with up to $1 billion of equity content that we discussed on our last earnings call. To reiterate our previous statements, this equity content supports maintaining investment grade ratings at EIX and the utility. During the first quarter, Edison International issued $1.25 billion of preferred stock, with equity content of approximately $625 million. We will continue to monitor market conditions and consider additional preferred equity, internal programs, and, if needed, the existing at-the-market program to satisfy the balance of the equity content need this year. Beyond 2021, we continue to expect to have minimal equity needs associated with SCE’s ongoing capital program and we will quantify these after receiving a final decision in the 2021 GRC.